Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-3 of our report dated May 9, 2001 relating to the consolidated financial statements of Activision, Inc., which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 9, 2001 relating to the consolidated financial statement schedule, which appears in Activision, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2001. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
July 27, 2001